Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to the S&P 500® Index due May 29, 2019	$4,460,000	$511.12

(1)

The total filing fee of $511.12 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 205 dated May 21, 2012 (To Product Supplement No. 5 dated May 3, 2012, Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation Equity Linked Notes (Averaging)

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

■   Linked to the S&P 500® Index

■  Minimum return at maturity of 7% of the original offering price per note

■  A total return at maturity equal to the greater of (i) the minimum return of 7% and (ii) an amount equal to the percentage increase, if any, in the level of the S&P 500 Index from the starting level to the average ending level

■  Average ending level of the S&P 500 Index equal to the average of the closing levels of the S&P 500 Index on specified dates occurring semi-annually during the term of the notes

■   No downside exposure to the S&P 500 Index

■   All payments on the notes are subject to the credit risk of Wells Fargo & Company

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-7 and “Risk Factors” in the accompanying product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000	$20	$980
Total	$4,460,000	$89,200	$4,370,800

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $41.56 per note. See “Plan of Distribution” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the notes and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Well Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Investment Description

The Notes Linked to the S&P 500® Index due May 29, 2019 are senior unsecured debt securities of Wells Fargo & Company that provide:

(i)	a minimum return at maturity of 7% of the original offering price per note;

(ii)

the possibility of a return at maturity greater than the minimum return if the average ending level of the S&P 500 Index (the “Index”) is greater than the starting level by more than the minimum return; and

(iii)	repayment of principal regardless of the performance of the Index.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with product supplement no. 5 dated May 3, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the notes. Information included in this pricing supplement supercedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. 5 dated May 3, 2012 filed with the SEC on May 3, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512206704/d345749d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®” are trademarks of Standard & Poor’s and have been licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

PRS-2

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Investor Considerations

We have designed the notes for investors who:

¡	seek a minimum return at maturity and exposure to the average upside performance of the Index, without exposure to any decline in the Index, by:

¡	receiving a minimum return at maturity of 7% of the original offering price per note;

¡

if greater than the minimum return, participating 100% in the percentage increase in the closing level of the Index from the starting level to the average ending level, where the average ending level is the average of the closing levels of the Index on specified dates occurring semi-annually during the term of the notes; and

¡	providing for the repayment of the principal amount plus the minimum return at maturity regardless of the performance of the Index;

¡	are willing to forgo interest payments on the notes and dividends on the securities included in the Index; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	seek a minimum return at maturity greater than the minimum return at maturity of 7% of the original offering price;

¡	seek exposure to the upside performance of the Index as measured solely from the pricing date to the stated maturity date;

¡	seek current income;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Terms of the Notes

Market Measure:	S&P 500 Index

Pricing Date:	May 21, 2012

Issue Date:	May 29, 2012 (T + 5)

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.

The “redemption amount” per note will equal: • if the average ending level is greater than the starting level: $1,000 plus the greater of: (i) the minimum return; and

Redemption Amount:	(ii)	$1,000	x	average ending level – starting level	x participation rate	; or
starting level

• if the average ending level is less than or equal to the starting level: $1,000 plus the minimum return.

Stated Maturity Date:	May 29, 2019, subject to postponement if a market disruption event occurs or is continuing on the final calculation day.

Starting Level:

1315.99, the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Average Ending Level:	The “average ending level” will be the arithmetic average of the closing levels of the Index on the calculation days.

Participation Rate:	The “participation rate” is 100%.

Minimum Return:	The “minimum return” is 7% of the original offering price per note ($70 per note).

Calculation Days:	Semi-annually, on each May 21 and November 21, commencing November 2012 and ending May 2019. A calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion on page PS-19 of the product supplement for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

Material Tax Consequences:

In addition, if you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” in the product supplement, you should review the discussions set forth under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-22 of the product supplement and “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-22 of the product supplement.

PRS-4

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Terms of the Notes (Continued)

Comparable Yield and Projected Payment Schedule:

Under the rules governing contingent payment debt instruments, you will generally be required to accrue interest on the notes in accordance with the comparable yield for the notes. We have determined that the comparable yield for the notes is equal to 2.27% per annum, compounded semi-annually, with a single projected payment at maturity of $1,171.17 based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar-year basis, we have determined that you will generally be required to include the following amount of ordinary income for each $1,000 investment in the notes each year: $13.39 in 2012, $23.13 in 2013, $23.66 in 2014, $24.20 in 2015, $24.76 in 2016, $25.32 in 2017, $25.90 in 2018 and $10.81 in 2019. However, in 2019, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of notes may be greater or less than $10.81, depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $1,171.17 for each $1,000 investment in the notes, you will be required to increase the amount of ordinary income that you recognize in 2019 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $1,171.17 for an investment of $1,000, you would decrease the amount of ordinary income that you recognize in 2019 by an amount equal to such difference. If the amount you receive on the stated maturity date is less than $1,160.36 for each $1,000 investment in the notes, you will recognize an ordinary loss in 2019. See “United States Federal Income Tax Considerations” on page PS-19 of the product supplement.

Agent:

Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $20 per note. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive $1.08 of the structuring and development costs discussed on the cover page hereof for each $1,000 note it sells.

Denominations:	$1,000 and any integral multiple of $1,000

CUSIP:	94986RJW2

PRS-5

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the redemption amount) calculated as follows:

PRS-6

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Selected Risk Considerations

Your investment in the notes will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity. The redemption amount will be equal to the greater of the minimum return and an amount based on the percentage change in the average ending level of the Index relative to the starting level. Even if the average ending level is greater than the starting level by more than the minimum return, the yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

•

No Periodic Interest Will Be Paid On The Notes, But You Will Be Required To Accrue Interest Income Over The Term Of The Notes. No periodic payments of interest will be made on the notes. However, the notes will be treated as debt instruments subject to special rules governing contingent payment obligations. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield and the projected payment schedule for the notes. The comparable yield and projected payment schedule are determined solely to calculate the amounts you will be taxed on prior to maturity and are neither a prediction nor a guarantee of what the actual redemption amount will be. See “United States Federal Income Tax Considerations.”

•

The Average Ending Level Will Be Based On An Average Of Closing Levels Of The Index On Calculation Days Occurring Semi-Annually Over The Term Of The Notes and Therefore May Be Less Than The Closing Level Of The Index at Stated Maturity. The average ending level will be calculated by reference to an average of the closing levels of the Index on calculation days occurring semi-annually over the term of the notes. The average ending level, as so calculated, may be less than the closing level of the Index at or near stated maturity, and as a result, the redemption amount you receive at stated maturity may be less than the amount you would receive if the redemption amount was based solely on the closing level of the Index at or near stated maturity.

You should understand, in particular, that if the closing level of the Index is greater at or near stated maturity than it was, on average, on the calculation days occurring semi-annually over the term of the notes, the notes will underperform the actual return on the Index. For example, if the closing level of the Index increases at a more or less steady rate over the term of the notes, the average ending level of the Index will be less than the closing level at or near stated maturity, and the notes will underperform the actual return on the Index. This underperformance will be especially significant if there is a significant increase in the closing level of the Index later in the term of the notes. In addition, because of the way the average ending level is calculated, it is possible that you will not receive any positive return on your investment at stated maturity even if the closing level of the Index at or near stated maturity is significantly greater than the closing level on the pricing date. One scenario in which this may occur is when the closing level of the Index declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•

The Notes Are Subject To The Credit Risk Of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

•

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk consideration.

PRS-7

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Selected Risk Considerations (Continued)

•

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the notes prior to stated maturity will be affected by the level of the Index on any prior calculation days, the then-current level of the Index, then-current interest rates and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the notes: Index performance; interest rates; volatility of the Index; time remaining to maturity; dividend yields on the securities included in the Index; events involving the companies included in the Index; and our credit ratings, financial condition and results of operation.

•

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop. The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Index. Your return on the notes will not reflect the return you would realize if you actually owned the securities included in the Index because, among other reasons, the redemption amount will be determined by reference to the average ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends paid on those securities.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the average ending level, calculating the redemption amount, determining whether adjustments should be made to the average ending level, and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the notes. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index. These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Notes.

PRS-8

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Hypothetical Returns

The following table illustrates, for a range of hypothetical average ending levels of the Index:

•	the hypothetical percentage change from the starting level to the hypothetical average ending level;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending level	Hypothetical percentage change from the starting level to the hypothetical average ending level	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
2302.98	75.00%	$1,750.00	75.00%	8.15%
2105.58	60.00%	$1,600.00	60.00%	6.83%
1908.19	45.00%	$1,450.00	45.00%	5.38%
1710.79	30.00%	$1,300.00	30.00%	3.78%
1513.39	15.00%	$1,150.00	15.00%	2.01%
1408.11	7.00%	$1,070.00	7.00%	0.97%
1315.99(2)	0.00%	$1,070.00	7.00%	0.97%
1118.59	-15.00%	$1,070.00	7.00%	0.97%
921.19	-30.00%	$1,070.00	7.00%	0.97%
723.79	-45.00%	$1,070.00	7.00%	0.97%
526.40	-60.00%	$1,070.00	7.00%	0.97%
329.00	-75.00%	$1,070.00	7.00%	0.97%
0.00	-100.00%	$1,070.00	7.00%	0.97%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual average ending level.

PRS-9

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places),assuming hypothetical average ending levels as indicated in the examples. In order to more clearly present the hypothetical movements of the Index, the graphs accompanying the hypothetical calculations use different scales for the closing level on the vertical axes.

Example 1. The closing level of the Index increases during the initial term of the notes and then decreases back towards the starting level by the stated maturity date and the redemption amount is greater than the original offering price plus the minimum return:

Starting level:              1315.99

Hypothetical average ending level: 2038.41

Since the hypothetical average ending level is greater than the starting level by more than 7%, the redemption amount would equal:

$1,000 +	$1,000	x	2038.41 - 1315.99	x 100%	= $	1,548.96
1315.99

On the stated maturity date you would receive $1,548.96 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index increases early in the term of the notes, remains consistently above the starting level for a significant period of time and then decreases to a level below the average ending level near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-10

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The closing level of the Index decreases during the initial term of the notes and then increases above the starting level before the stated maturity date and the redemption amount is equal to the original offering price plus the minimum return:

Starting level: 1315.99

Hypothetical average ending level: 1369.57

Since the hypothetical average ending level is greater than the starting level, but not by more than 7%, the redemption amount would equal the original offering price plus the minimum return.

On the stated maturity date you would receive $1,000 + $70 = $1,070 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index decreases early in the term of the notes, remains consistently below the starting level for a significant period of time and then increases later in the term of the notes, with a closing level near maturity of the notes that is greater than the average ending level. Although the closing level of the Index near maturity is significantly greater than the starting level in this scenario, the return on the notes would not exceed the minimum return because the average ending level is not greater than the starting level by at least 7%.

PRS-11

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The closing level of the Index steadily increases from the starting level until the stated maturity date and the redemption amount is greater than the original offering price plus the minimum return:

Starting level: 1315.99

Hypothetical average ending level: 2,404.98

Since the hypothetical average ending level is greater than the starting level by more than 7%, the redemption amount would equal:

$1,000 +	$1,000	x	2404.98 – 1315.99	x 100%	= $	1,827.51
1315.99

On the stated maturity date you would receive $1,827.51 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index steadily increases over the term of the notes, resulting in a closing level near maturity that is greater than the average ending level.

PRS-12

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The closing level of the Index steadily decreases from the starting level until the stated maturity date and the redemption amount is equal to the original offering price plus the minimum return:

Starting level: 1315.99

Hypothetical average ending level: 965.09

Since the hypothetical average ending level is less than the starting level, the redemption amount would equal the original offering price plus the minimum return. On the stated maturity date you would receive $1,000 + $70 = $1,070 per note.

This example illustrates that the notes provide for the repayment of principal plus the minimum return at maturity even in scenarios in which the average ending level of the Index is less than the starting level.

To the extent that the average ending level differs from the level assumed above, the results indicated above would be different.

PRS-13

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

The S&P 500 Index

The S&P 500 Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The S&P 500 Index” in Annex A to the product supplement for additional information about the S&P 500 Index. Wells Fargo & Company is one of the companies currently included in the S&P 500 Index.

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the Standard and Poor’s website at www.standardandpoors.com. No information contained on the Standard and Poor’s website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2002 to May 21, 2012. The closing level on May 21, 2012 was 1315.99.

PRS-14

Market Linked Notes Notes Linked to the S&P 500® Index due May 29, 2019

The S&P 500 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 through May 21, 2012.

	High	Low	Last
2002
First Quarter	1172.51	1080.17	1147.39
Second Quarter	1146.54	973.53	989.81
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter	1416.51	1277.06	1408.47
April 1, 2012 to May 21, 2012	1419.04	1295.22	1315.99

PRS-15